EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Name Under Which

Name of Subsidiary	State of Incorporation	Name Under Which Subsidiary Does Business

RhoMed Incorporated	New Mexico	RhoMed Incorporated